Exhibit 10.6

MID PENN BANK

DEATH BENEFIT PLAN AND AGREEMENT

THIS MID PENN BANK DEATH BENEFIT PLAN AND AGREEMENT (the “Agreement”) is adopted this      day of             , 2004, by and between MID PENN BANK (the “Bank”), a Pennsylvania-chartered commercial bank located in Millersburg, Pennsylvania, and Scott Shaffer as Trustee of the EUGENE F. SHAFFER IRREVOCABLE TRUST I dated November 15, 1994 (the Trust).

The purpose of this Agreement is to enhance the death benefit currently being provided on the life of Eugene F. Shaffer (the “Executive”), by dividing the death proceeds of a new life insurance policy which is owned by the Bank with the Trust as the designated beneficiary. The Bank will pay the life insurance premiums from its general assets.

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 3.2.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Trustee completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” means any of the following:

A) any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Bank or Corporation, a subsidiary of the Bank or Corporation, an employee benefit plan (or related trust) of the Bank or Corporation or a direct or indirect subsidiary of the Bank or Corporation, or Affiliates (as defined in Rule 12b-2 under the Exchange Act) of the Bank or Corporation, becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or Corporation representing more than 50% of the combined voting power of the Bank’s or Corporation’s then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or

(B) the liquidation or dissolution of the Bank or Corporation or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Bank or Corporation to an entity which is not a direct or indirect subsidiary of the Bank or Corporation; or

(C) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Bank or Corporation as a result of which either (a) the Bank or Corporation does not survive or (b) pursuant to which shares of the Bank or Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Bank or Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(D) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Bank or Corporation, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of the Bank or Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of the Bank or Corporation or, in the case where the Bank or Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E) any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of the Bank or Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Trustee; or

(F) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a Change in Control.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Bank or Corporation providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive’s employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.6	“Corporation” means Mid Penn Bancorp, Inc.

1.7	“Insured” means the Executive.

1.8	“Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.9	“Policy” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement. Policy does not include the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executives life under the split dollar agreement between the Bank and Executive dated December 15, 1994 (the “1994 Agreement”).

1.10	“Primary Benefit” means the Trust’s or the Executive’s rights to proceeds at the Executive’s death provided under the 1994 Agreement. If the policy subject to the 1994 Agreement lapses, the Primary Benefit shall he deemed to be one million dollars ($1,000,000).

1.11	“Service” means Internal Revenue Service.

1.12	“Termination of Employment” means that the Executive ceases to be employed by the Bank for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute.

1.13	“Trust’s Interest” means the benefit set forth in Section 3.1.

ARTICLE 2

PARTICIPATION

The Trust’s rights under this Agreement shall automatically cease and shall automatically terminate if the Executive has a Termination for Cause. In the event that the Bank decides to maintain the Policy after the termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

ARTICLE 3

POLICY OWNERSHIP/INTERESTS

3.1	Trust’s Interest. The Trust shall be the Beneficiary of an amount of death proceeds equal to one million dollars ($1,000,000) minus the Primary Benefit, subject to:

(a)	forfeiture of Trust’s rights upon termination of the Trust’s participation as set forth in Article 2; or

(b)	forfeiture of the Trust’s rights and interest hereunder that the Bank may reasonably consider necessary to conform with applicable law (including the Sarbanes-Oxley Act of 2002).

3.2	Banks Interest. The Bank shall own the Policy and shall have the right to exercise all incidents of ownership except that the Bank shall not sell, surrender or transfer ownership of a Policy so long as the Trust has an interest in the Policy as described in Section 3.1. However, the Bank may replace the Policy with a policy that provides comparable death benefits to cover the benefit provided under this Agreement. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Trust’s Interest is determined according to Section 3.1.

ARTICLE 4

PREMIUMS

4.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2	Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to IRS Reg. § 1.61-22(d)(3)(ii) or any subsequent authority. The Bank will provide the Executive with an annual statement of the amount of income reportable by the Executive for federal and state income tax purposes as a result of such economic benefit.

4.3	Imputed Income The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099. The Bank and the Trust consider this Agreement to be a “death benefit plan” within the meaning of Section 409A(d)(1)(B). In the event the Service provides a contrary determination and this Agreement is otherwise subject to Section 409A of the Internal Revenue Code, the Bank will issue an appropriate Form W-2, or if applicable, Form 1099, and the Trust or Executive, as the case may be, shall be responsible for any resulting income tax, interest and excise tax.

ARTICLE 5

BENEFICIARIES

5.1	Beneficiary. The Trust shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a beneficiary upon the death of the Executive.

5.2	Beneficiary Designation; Change. The Trust shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Trust shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Trust and accepted by the Bank prior to the Executive’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

ARTICLE 6

ASSIGNMENT

The Trust may irrevocably assign without consideration all or part of the Trust’s Interest in this Agreement to any person, entity or trust. In the event the Trust shall transfer all or part of the Trust’s Interest, then all or part of the Trust’s Interest in this Agreement shall be vested in the Trust’s transferee, who shall be substituted as a party hereunder, and the Trust shall have no further interest in this Agreement. The Executive is not a party to this Agreement, except to the extent the Executive has taxable income under applicable tax law. Except as otherwise provided herein, the Executive shall have no rights, title, or interest hereunder.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of its given Policy. The insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURE

8.1	Claims Procedure. The Trustee acting on behalf of the Trust or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1 Initiation	– Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

8.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.1.3.	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 5 02(a) following an adverse benefit determination on review.

8.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4	Time of Bank’s Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of wily it is needed;

(d)	All explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 5 02(a) following an adverse benefit determination on review.

8.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4	Timing of Bank’s Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that all additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	the specific reasons for the denial;

(b)	a reference to the specific provisions of the Agreement on which the denial is based;

(e)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 9

AMENDMENTS AND TERMINATION

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Trustee and such officer or officers as may be specifically designated by the Board to sign on their behalf. Provided, however, in response to legislative or regulatory changes affecting nonqualified deferred compensation plans that would otherwise cause the Executive to be deemed in constructive receipt of benefits under this Agreement, the Bank can amend this Agreement for the sole purpose of complying with such legislative or regulatory changes.

ARTICLE 10

ADMINISTRATION

10.1	Plan Administrator Duties. This Agreement shall be administered by the Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

10.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

10.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in tins Agreement.

10.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

ARTICLE 11

GENERAL LIMITATIONS

11.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Trust shall forfeit any right to a benefit under this Agreement if the Bank terminates the Executive’s employment for cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

11.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

11.3	Competition after Termination of Employment. The Trust shall forfeit its right to any benefits provided by this Agreement if the Executive, without the prior written consent of the Bank, violates the following described restrictive covenants.

11.3.1

Non-compete Provision. The Trust shall forfeit any unpaid benefits under this Agreement if during the term of this Agreement, and before all benefits have been paid, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)	becomes employed by, participates in, or becomes connected ill any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within the twenty-five (25) miles of any office maintained by the Bank as of the date of the termination of the Executive’s employment;

(ii)	participates in any way ill hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive’s employment;

(iii)	assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv)	sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment;

(v)	divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained ill this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

11.3.2	Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank or any of its subsidiaries or Affiliates, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank or any of its subsidiaries or Affiliates. Accordingly, in the event of a breach or threatened breach of the provisions of this Agreement, the Executive consents to the Bank’s or any of its subsidiaries’ entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’ or any of its subsidiaries’ rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank or any of its subsidiaries or Affiliates post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall he construed as prohibiting the Bank or any of its subsidiaries or Affiliates from pursuing any other remedies available to the Bank or any of its subsidiaries or Affiliates at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive.

11.3.3	Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

11.3.4	Change in Control. The non-compete provision detailed in Section 11.3.1 shall not apply if there is a Change in Control.

11.4	Suicide or Misstatement. The Trust shall forfeit the benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for (i) material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) any other reason. The Bank shall have no liability to the Trust for any denial of coverage by the insurance company.

ARTICLE 12

MISCELLANEOUS

12.1	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

12.2	Binding Effect. This Agreement shall bind the Trust and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

12.3	Entire Agreement. This Agreement, along with the Trust’s Beneficiary Designation

Form constitute the entire agreement between the Bank and the Trust as to the subject matter hereof. No rights are granted to the Trust tinder this Agreement other than those specifically set forth herein.

12.4	Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

To the Bank:	Mid Penn Bank
Millersburg Office
349 Union Street
Millersburg, PA 17061

Such notice shall he deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Trust under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Trust.

12.5	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

12.6	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

12.8	Waiver. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.9	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.10	Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Trust pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EUGENE F. SHAFFER IRREVOCABLE	MID PENN BANK:
TRUST I:

By	By
Scott Shaffer
Title

By executing hereof, Mid Penn Bancorp, Inc. consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:	CORPORATION:
MID PENN BANCORP, INC.

By

Title

Acknowledged and Consented to:

By:
Eugene F. Shaffer

MID PENN BANK

Supplemental Life Insurance Agreement

BENEFICIARY DESIGNATION FORM

I, as Trustee of the Trust, designate the following as Beneficiary of benefits under this Agreement payable following the Executive’s death:

Primary:	%
%

Contingent:	%
%

Note:	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these designations of beneficiary by filing a new written designation with the Plan Administrator.

Trust Name:	__________________________________________

Trustee Printed Name:	__________________________________________

Trustee Signature:	__________________________________________

Date:	__________________________________________

Acknowledged by the Plan Administrator this      day of             , 2005.

By
Title